Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-189933) and related Prospectus of XenoPort, Inc. for the registration of up to $150,000,000 of any combination of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated July 17, 2013, with respect to the Statement of Assets Acquired of the Horizant Product Line of Glaxo Group Ltd, which is included in the Current Report on Form 8-K/A of XenoPort, Inc. dated July 17, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 17, 2013